UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 8, 2023

TONIX PHARMACEUTICALS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-36019	26-1434750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Main Street, Chatham, New Jersey 07928

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (862) 904-8182

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TNXP	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Agreement

On December 8, 2023, Tonix Pharmaceuticals Holding Corp. (the “Company”) entered into a Loan and Guaranty Agreement (the “Loan Agreement”) by and among the Company, Krele LLC, a wholly-owned subsidiary of Tonix Pharmaceuticals, Inc. (“Tonix”), a wholly-owned subsidiary of the Company (“Krele”), Jenner Institute, LLC, a wholly-owned subsidiary of Tonix (“Jenner”), Tonix R&D Center, a wholly-owned subsidiary of Tonix (“Tonix R&D”, and together with the Company, Krele and Jenner, the “Loan Parties”), JGB Capital, LP, JGB Partners, LP, JGB (Cayman) Cornish Rock Ltd., and any other lender from time to time party hereto (collectively, the “Lenders”), and JGB Collateral LLC, as administrative agent and collateral agent for the Lenders (in such capacity, “JGB Agent”) for a 36-month term loan (the “Term Loan”) in the aggregate principal amount of $11.0 million.

Interest Rate

All outstanding amounts under the Term Loan bear interest at a fluctuating per annum interest rate (the “Applicable Rate”) equal to the greater of (i) the Prime Rate plus 3.5% and (ii) 12%. On the occurrence and during the continuance of an Event of Default, the Applicable Rate will be increased by 4.0% above the rate that is otherwise applicable.

Original Issue Discount

The Term Loan will be funded with an original discount of 9% of the principal amount of the Term Loan, or $1,000,000.

Prepayments

The Loan Agreement provides for voluntary prepayments of the Term Loan, in whole or in part, subject to a prepayment premium. The Loan Agreement provides for acceleration and mandatory prepayment upon the occurrence of an Event of Default or Change of Control of any Loan Party, subject to the prepayment premium. The prepayment premium is $700,000 if the Term Loan is prepaid on or prior to December 8, 2024, $1.0 million if the Term Loan is prepaid after December 8, 2024 and on or prior to December 8, 2025, and $1.3 million if the Term Loan is prepaid after December 8, 2025.

Representations and Warranties

The Loan Agreement contains customary representations and warranties by the Loan Parties, including, without limitation, representations and warranties related to: organization; requisite power and authority; qualification; due authorization; no conflict; governmental consents; binding obligation; historical financial statements; no material adverse effect; payment of taxes; no defaults; governmental regulation; solvency; compliance with statutes; disclosure; anti-terrorism laws.

Covenants

The Loan Agreement contains customary affirmative covenants, subject to exceptions, by the Loan Parties, including, without limitation, covenants related to: compliance, financial statements and other reports (including notices of default); existence; payment of taxes and claims; maintenance of properties; insurance; books and records; inspections; Lenders meetings; compliance with laws; further assurances. The Term Loan also contains customary negative covenants, subject to exceptions, applicable to the Loan Parties, including, without limitation, covenants related to: indebtedness; liens; no further encumbrances; restrictions on distributions; investments; fundamental changes; disposition of assets; acquisitions; subordinated debt; transactions with affiliates; restrictions on leases, and conduct of business. The Loan Agreement does not contain any financial maintenance covenants.

Collateral

The Term Loan is secured by first priority security interests in the Company’s R&D Center in Frederick, Maryland, the Advanced Development Center in North Dartmouth, Massachusetts, and substantially all of the Loan Parties’ deposit accounts.

Events of Default

The Loan Agreement contains customary Events of Default.

The preceding summary of the material terms of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the actual agreement filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. Capitalized terms used herein and not otherwise defined shall have the meaning in the Loan Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01 Other Events.

The Company is currently analyzing the results of the Phase 2 proof-of-concept study for its TNX-1900 (intranasal potentiated oxytocin) product candidate in development as a preventive treatment for chronic migraine, and expects to complete its analysis by late December 2023.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.01†	Loan and Guaranty Agreement, dated as of December 8, 2023, by and among the Loan Parties, the Lenders and the JGB Agent
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

† The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TONIX PHARMACEUTICALS HOLDING CORP.

Date: December 8, 2023	By:	/s/ Bradley Saenger
Bradley Saenger
Chief Financial Officer